                                                                                                                                 EXHIBIT 99.1

Zoom® Telephonics Expands Motorola Brand License Rights To Include Consumer Wi-Fi Home-Networking Products

Worldwide Rights Now Include Routers, Range Extenders, Powerline Network Adapters, Access Points, and Cable Modems

Boston, MA, August 22, 2016 –Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP), a leading manufacturer of cable modems and other communications products, today announced the signing of an amendment to its exclusive license agreement with Motorola Mobility LLC to include the worldwide rights to use the Motorola brand for certain Consumer Wi-Fi Home-Networking products. The amendment extends the license from cable modem products to include routers, Wi-Fi range extenders, home powerline network adapters, and wireless access points. The license agreement continues through December 31, 2020, and can be extended with mutual agreement.

In connection with this amendment, Zoom has committed to increasing its minimum guaranteed brand royalties from 2017 through 2020, with the minimum for the combined four-year period increasing by $4.8 million as a result of the expanded product lines and territory.

Zoom also announced that it has agreed that China-based Shenzhen Gongjin Electronics Co., Ltd. (“T&W”), Zoom’s largest supplier of cable modems and a large producer of consumer Wi-Fi home-networking and other products, will be its exclusive distributor of Motorola branded products, excluding cable modems, for the China market. T&W has agreed to $2.25 million in minimum royalties paid to Zoom for the combined four-year period 2017 through 2020.

MarketsandMarkets estimates that global Wi-Fi retail purchases were $14.8 billion in 2015, and projects the market reaching $33.6 billion by 2020.

“We’re excited about the opportunities from this expansion of our licensing agreement with Motorola Mobility to include the worldwide rights to a number of high volume consumer Wi-Fi home-networking product categories,” said Frank Manning, Zoom’s President and CEO. “Many of Zoom’s cable modems include Wi-Fi, so this is a natural extension of our product line. Consumer Wi-Fi home-networking products are strong sellers in the retail channel, where Zoom has proven expertise. We believe that Zoom’s established channel relationships and experience, combined with the iconic Motorola brand, should provide significant opportunity for growth. Our goal is to ship an AC1900 router and at least one Wi-Fi range extender by the end of this year, as well as two more cable gateway models, and to significantly expand our product line in 2017 and beyond.”

Conference Call

Zoom has scheduled a conference call Tuesday August 23, 2016, at 11:00 a.m. Eastern Time. You may access the conference call by dialing (877) 706-2128 if you are in the USA, and international callers may dial (706) 643-5255. The conference ID is 68313136. A slide presentation will accompany management’s remarks and may be accessed 5 minutes before the conference call at www.zoomtel.com/SL. Shortly after the conference call, a recording of the call and the presentation will be available on Zoom’s website. For additional information, please contact Investor Relations, Zoom Telephonics, 99 High Street, Boston, MA 02110, telephone (617) 753-0897, email investor@zoomtel.com, or visit Zoom’s website at www.zoomtel.com

About Zoom Telephonics

Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports cable modems and other communications products. For more information about Zoom and its products, please see www.zoomtel.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC. and are used under license.

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Forward-looking Statements

This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Zoom’s dependence on key employees; uncertainty of new product development, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent-related matters; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.